CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES G REDEEMABLE PREFERRED STOCK
OF
WABASH NATIONAL CORPORATION

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Adopted in accordance with the provisions of Section 151(g) of the
General Corporation Law of the State of Delaware

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Richard J. Giromini, being the President and Chief Executive Officer of Wabash National Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST:  The name of the corporation is Wabash National Corporation (the “Corporation”).

SECOND:  The Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of 25,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation and expressly vests in the Board of Directors of the Corporation (the “Board”) the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participation, optional, or other special rights, qualifications, limitations or restrictions of each series to be issued.

THIRD:  The Board, pursuant to the authority expressly vested by the Certificate of Incorporation, as amended, has adopted the following resolution creating Series G Redeemable Preferred Stock:

“Be it resolved, that the issuance of Series G Redeemable Preferred Stock, par value $0.01 per share, of the Corporation is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

A.           Designation of Series G Preferred Stock

Section 1.             Designation.  The distinctive serial designation of such series is  “Series G Redeemable Preferred Stock” (“Series G Preferred”).  Each share of Series G Preferred shall be identical in all respects to each other share of Series G Preferred.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article B.

Section 2.             Number of Shares.  The number of authorized shares of Series G Preferred shall be 10,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock less the number of shares of Preferred Stock then outstanding) or decreased (but not below the number of shares of Series G Preferred then outstanding) by the Board. Shares of Series G Preferred that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.              Dividends.

(a)           General Obligation.  The holders of the Series G Preferred shall be entitled to receive preferential dividends, when and as declared by the Board or any duly authorized committee thereof, out of funds legally available for payment of dividends, as provided in this Section 3.  Such dividends shall be payable by the Corporation in an amount per share of Series G Preferred (each, a “Series G Preferred Share”) determined by multiplying the Dividend Rate times a fraction the numerator of which is the number of days in such Dividend Period and the denominator of which is three hundred sixty-five.

(b)          Payment of Dividends.  Dividends on the Series G Preferred shall be paid in cash and until paid shall be accrued as set forth in Section 3(d). All dividends paid pursuant to this Section 3(b) shall be paid in equal pro rata proportions to the holders entitled thereto.

(c)          Dividend Rate.  Except as otherwise provided herein, dividends on each Series G Preferred Share shall accrue on a daily basis at the rate of 18.0% per annum (as adjusted from time to time in accordance with the terms hereof, the “Dividend Rate”) of the sum of the Liquidation Value thereof and all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends) from and including the Issuance Date of such Series G Preferred Share.  On August 3, 2014 and on the third day of each third month thereafter, the Dividend Rate shall increase by an additional 0.5%, subject to applicable usury laws.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, such dividends shall be cumulative and all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be declared or paid with respect to any Junior Stock (except as otherwise expressly provided herein).  The date on which the Corporation initially issues any Series G Preferred Share shall be deemed to be its date of issuance (the “Issuance Date”) regardless of the number of times transfer of such Series G Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series G Preferred Share.

(d)          Dividend Payment Dates; Calculation of Dividend.  Dividends shall be payable in cash quarterly in arrears when and as declared by the Board, or any duly authorized committee thereof, on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on September 30, 2009.  If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated and accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.  Dividends shall be paid to the holders of record of the Series G Preferred as their names shall appear on the share register of the Corporation on the record date for such dividend. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a ninety-day quarterly period and actual days elapsed in such Dividend Period.  Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the record date therefor.  For any Dividend Period in which dividends are not paid in full in cash on the Dividend Payment Date first succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends shall be accumulated effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the Dividend Rate until such accumulated, accrued and unpaid dividends (whether accrued with respect to the Liquidation Value or any previously accrued dividends) have been paid in full .

(e)          Distribution of Partial Dividend Payments.  For so long as any share of Series G Preferred remains outstanding, in the event that full dividends are not paid to the holders of all outstanding shares of Series G Preferred or any Parity Stock with the same dividend payment date or with a dividend payment date during a Dividend Period, and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of Series G Preferred and holders of Parity Stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series G Preferred and holders of Parity Stock in proportion to the full amount to which they would otherwise be respectively entitled.

Section 4.             Priority of Series G Preferred Shares on Dividends and Redemptions.  So long as any shares of Series G Preferred remain outstanding, without the prior written consent of the holders of a majority of the outstanding Series G Preferred Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock, other than:

(a)          subject to approval, to the extent required under the Investor Rights Agreement, purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or

(b)          the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid.

Subject to the provisions set forth above in Sections 3 and 4 and the restrictions contained in the Investor Rights Agreement, dividends payable in cash, stock or otherwise, as may be determined by the Board or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and holders of Series G Preferred will not be entitled to participate in those dividends.

Section 5.              Liquidation.

(a)           Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series G Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Stock and subject to the rights of the holders of any Parity Stock upon liquidation and the rights of the Corporation’s creditors, an amount in cash equal to the aggregate Liquidation Value of all Series G Preferred Shares held by such holder (plus all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends)) and the holders of Series G Preferred shall not be entitled to any further payment or have any further right or claim to the Corporation’s assets.  If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of Series G Preferred and all holders of any Parity Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series G Preferred and holders of Parity Stock in proportion to the full amounts to which such holders would otherwise be respectively entitled if all amounts thereon were paid in full.  Not less than thirty days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series G Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series G Preferred Share in connection with such liquidation, dissolution or winding up.

(b)          Residual Distributions.  If the respective aggregate liquidating distributions to which all holders of Series G Preferred and all holders of any Parity Stock are entitled pursuant to Section 5(a) have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series G Preferred receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.              Redemptions.

(a)           Optional Redemption.

(i)           Except pursuant to Section 6(b), the Corporation may not redeem the Series G Preferred prior to August 3, 2010.  From and after August 3, 2010, the Corporation may at any time and from time to time redeem all or any portion of the Series G Preferred Shares then outstanding pursuant to this Section 6(a) (an “Optional Redemption”).  Upon the consummation of any Optional Redemption, the Corporation shall pay to each holder of Series G Preferred a price per Series G Preferred Share (with respect to each Series G Preferred Share to be redeemed in such Optional Redemption, the “Optional Redemption Price”) equal to:

(A)
if such redemption occurs at any time after August 3, 2010 but on or prior to August 3, 2012, then 120% of the sum of the Liquidation Value thereof and all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends);

(B)
if such redemption occurs at any time after August 3, 2012 but on or prior to August 3, 2014, then 115% of the sum of the Liquidation Value thereof and all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends); and

(C)
if such redemption occurs at any time after August 3, 2014, then 100% of the sum of the Liquidation Value thereof and all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends);

provided that if a Change of Control occurs on or prior to the one-year anniversary of the date on which an Optional Redemption is consummated pursuant to this Section 6(a)(i), then the Corporation shall, simultaneously with or prior to such Change of Control, pay to each holder of Series G Preferred an amount per share, in cash, equal to the positive difference, if any, between (1) the Change of Control Price that would have been payable had such prior redemption been consummated as a Mandatory Redemption pursuant to Section 6(b), and (2) the applicable Optional Redemption Price.

(ii)          The Corporation shall deliver notice of an Optional Redemption to the holders of Series G Preferred at least fifteen days prior to the date of such Optional Redemption (the “Optional Redemption Date”).  Such notice shall state the Optional Redemption Date, the Optional Redemption Price, the number of shares of Series G Preferred to be redeemed, and the place or places where certificates for shares of Series G Preferred are to be surrendered to the Corporation for redemption by Series G Preferred holder, in the manner and at the place designated.

(iii)         The number of Series G Preferred Shares to be redeemed from each holder thereof in an Optional Redemption pursuant to this Section 6(a) shall be the number of Series G Preferred Shares determined by multiplying the total number of Series G Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series G Preferred Shares then held by such holder and the denominator of which shall be the total number of Series G Preferred Shares then outstanding.

(b)          Mandatory Redemption.

(i)           Immediately prior to or simultaneously with the occurrence of a Change of Control or at such later time as may be specified in writing by any holder of the Series G Preferred, the Corporation shall redeem (such redemption, the “Mandatory Redemption”), upon election in writing by such holder of Series G Preferred, all of the Series G Preferred then outstanding and pay to each holder of Series G Preferred a price per Series G Preferred Share (the “Change of Control Price”) equal to the Liquidation Value thereof (and the accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends)) plus a premium equal to 225% of the sum of (A) the Liquidation Value thereof and (B) all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends).

(ii)          The Corporation shall provide each holder of Series G Preferred with not less than fifteen days’ written notice prior to the occurrence of a Change of Control (the date on which such Change of Control occurs, the “Mandatory Redemption Date”) or entering into an agreement providing for such Change of Control or, in the case of a Change of Control referred to in clause (ii) of the definition thereof pursuant to a tender offer of which the Corporation has no prior knowledge, promptly after the Corporation discovers that the Change of Control will occur or has occurred.  Such notice shall describe in reasonable detail the material terms and the Mandatory Redemption Date (or anticipated timing, in the case of an agreement) to each holder of Series G Preferred, and the Corporation shall give each holder of Series G Preferred prompt written notice of any material change in the terms or timing of such transaction.  Any such notice also shall state the Change of Control Price and that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series G Preferred are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Series G Preferred to be redeemed.

(c)           Mechanics of Redemption.  Upon receipt of payment of the Optional Redemption Price (in the case of an Optional Redemption) or the Change of Control Price (in the case of the Mandatory Redemption) with respect to each Series G Preferred Share to be redeemed by the holders of Series G Preferred, each holder of Series G Preferred will deliver the certificate(s) evidencing the Series G Preferred to be redeemed by the Corporation, unless such holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof.

(d)          Dividends After Redemption Date.  No Series G Preferred Share shall be entitled to any dividends accruing after the date on which Optional Redemption Price (in the case of an Optional Redemption) or the Change of Control Price (in the case of the Mandatory Redemption) of such Series G Preferred Share is paid to the holder of such Series G Preferred Share.  On such date, all rights of the holder of such Series G Preferred Share shall cease, and such Series G Preferred Share shall no longer be deemed to be issued and outstanding.

Section 7.              Other Rights.

(a)           Board Representation.

(i)           From and after the Effective Date until the Common Expiration Date, the Majority Trailer Investors may nominate five directors (collectively, the “Investor Directors”) to be elected to the Board.  Any such nominee for Investor Director shall be subject to (A) the reasonable approval of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”) (such approval not to be unreasonably withheld, conditioned or delayed), and (B) satisfaction of all legal and governance requirements regarding service as a director of the Corporation; provided that the Corporation shall, at the reasonable request of the Majority Trailer Investors, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any such requirements so as not to any way impede the right of the Majority Trailer Investors to nominate directors.  On the Effective Date, the Corporation shall cause the five initial Investor Directors who are named in Section 4.1 of the Investor Rights Agreement to be elected and appointed to the Board.  The Corporation from time to time shall take all actions necessary or reasonably required such that the number of members on the Board shall (1) except as otherwise provided herein, consist of no more than seven non-Investor Directors, and (2) if necessary, be increased such that there are sufficient seats on the Board for the Investor Directors to serve on the Board and such vacancies (the “Investor Director Seats”) shall be filled by the Investor Directors, effective as of the Effective Date (or, if later, then the date that the Majority Trailer Investors determine to appoint such Investor Directors).  Each Investor Director appointed pursuant to this Section 7(a)(i) shall continue to hold office until such Investor Director’s term expires, subject, however, to prior death, resignation, retirement, disqualification or termination of term of office as provided in Section 7(a)(iii).

(ii)           Prior to the Common Expiration Date, at each meeting of the Corporation’s stockholders at which the election of directors to the Investor Director Seats is to be considered, the Corporation shall, subject to the provisions of Section 7(a)(i) and Section 7(a)(iii), nominate the Investor Director(s) designated by the Majority Trailer Investors for election to the Board by the holders of voting capital stock and solicit proxies from the Corporation’s stockholders in favor of the election of Investor Directors.  Subject to the provisions of Section 7(a)(i) and Section 7(a)(iii), the Corporation shall use all reasonable best efforts to cause each Investor Director to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Director and including recommending approval of such Investor Director’s appointment to the Board) and shall not take any action which would diminish the prospects of such Investor Director(s) of being elected to the Board.

(iii)         The right of the Majority Trailer Investors to designate the Investor Directors pursuant to Section 7(a)(i) and Section 7(a)(ii) shall terminate on the Common Expiration Date.  If the right of the Majority Trailer Investors to nominate Investor Directors terminates pursuant to the immediately preceding sentence, then each Investor Director shall promptly submit his or her resignation as a member of the Board and each applicable Sub Board with immediate effect.

(iv)         Any elected Investor Director may resign from the Board at any time by giving written notice to the Board.  The resignation is effective without acceptance when the notice is given to the Board, unless a later effective time is specified in the notice.

(v)          So long as the Majority Trailer Investors retain the right to designate Investor Directors, the Corporation shall use all reasonable best efforts to remove any Investor Director only if so directed in writing by the Majority Trailer Investors.

(vi)         In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of an Investor Director nominated by the Majority Trailer Investors, the Corporation shall use all reasonable best efforts to fill such vacancy with a representative designated by the Majority Trailer Investors as provided hereunder, in either case, to serve until the next annual or special meeting of the stockholders (and at such meeting, such representative, or another representative designated by the Majority Trailer Investors, will be elected to the Board in the manner set forth in Section 7(a)(ii)).

(vii)        The Investor Directors and the Board Observer, if any, shall be entitled to reimbursement of reasonable expenses incurred in such capacities, but shall not otherwise be entitled to any compensation from the Corporation in such capacities as Investor Directors or the Board Observer.

(viii)       Until the Majority Trailer Investors cease to hold, or cease to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 2% of the issued and outstanding Common Stock of the Corporation, the Majority Trailer Investors shall have the right to designate one non-compensated, non-voting observer (the “Board Observer”) to attend all meetings of the Board as an observer.  The Board Observer shall not attend executive sessions or committee meetings without the consent of the majority of the members of the Board or committee members; provided that the Board Observer shall be entitled to attend all meetings of the Audit Committee.  The Board Observer shall be entitled to notice of all meetings of the Board and the Audit Committee in the manner that notice is provided to members of the Board or the Audit Committee, as applicable, shall be entitled to receive all materials provided to members of the Board and the Audit Committee, shall be entitled to attend (whether in person, by telephone, or otherwise), subject to the restriction set forth in the immediately preceding sentence, all meetings of the Board and the Audit Committee as a non-voting observer.

(ix)         Subject to (A) the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld, conditioned or delayed), and (B) satisfaction of all legal and governance requirements regarding service as a director or member of any committee of the Corporation or any of its Subsidiaries, at the request of the Majority Trailer Investors, the Corporation shall cause the Investor Directors to have proportional representation (relative to their percentage on the whole Board, but in no event less than one representative) on the boards (or equivalent governing body) of each Subsidiary (each, a “Sub Board”), and each committee of the Board (other than the Audit Committee of the Board (the “Audit Committee”) to the extent prohibited by applicable law or exchange requirements but shall allow one representative to attend meetings of the Audit Committee as a non-voting observer) and each Sub Board.  The Corporation shall at the reasonable request of the Majority Trailer Investors, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any requirements regarding service as a director or member of any committee of the Corporation or any of its Subsidiaries.

(x)          The Corporation shall purchase and maintain directors’ and officers’ liability insurance policy covering each Investor Director effective from the Effective Date (or such later date as such Investor Director is appointed pursuant to Section 7(a)(i) or Section 7(a)(ii)) and shall purchase and maintain for a period of not less than six years from the date of any Investor Director’s death, resignation, retirement, disqualification or termination of term of office as provided in Section 7(a)(iii), a directors’ and officers’ liability insurance tail policy for such Investor Director.

(b)          Approval of the Majority Trailer Investors.

(i)           From and after the Effective Date until the Preferred Expiration Date, the Corporation and the Board shall not, and shall take all action possible to ensure that each Subsidiary of the Corporation shall not, without the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion) take any of the following actions or engage in any of the following transactions:

(A)          directly or indirectly declare or make any Restricted Payment except for payments with respect to the Series E Preferred, Series F Preferred or Series G Preferred (including, in each case, any redemption thereof) as permitted by the Certificates of Designation;

(B)           authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (1) any notes or debt securities containing equity or voting features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (2) any capital stock, other equity securities or equity-linked securities (or any securities convertible into or exchangeable for any capital stock or other equity securities), except for the issuance of the Registrable Securities;

(C)           make any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than the Corporation or a wholly-owned direct or indirect Subsidiary of the Corporation), except for (1) reasonable advances to employees in the ordinary course of business consistent with past practice, (2) investments having a stated maturity no greater than one year from the date on which the Corporation or any of its Subsidiaries makes such investment in (a) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (b) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million and fully insured by the Federal Deposit Insurance Corporation, or (c) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., and (3) investments expressly permitted pursuant to Section 7(b)(i)(E);

(D)           liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes), unless, in the case of a recapitalization or reorganization, such transaction would result in a Change of Control and the Corporation pays to the holders of the Series E Preferred, the Series F Preferred and the Series G Preferred all amounts then due and owing under the Series E Preferred, the Series F Preferred and the Series G Preferred (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction;

(E)           directly or indirectly acquire or enter into, or permit any Subsidiary to acquire or enter into, any interest in any Person, business or joint venture (in each case, whether by a purchase of assets, purchase of stock, merger or otherwise), except for acquisitions involving aggregate consideration (whether payable in cash or otherwise) not to exceed $5,000,000 in the aggregate if, at the time of any such acquisition, the Corporation and its Subsidiaries have availability for draw-downs under the Senior Loan Agreement in an amount equal to or exceeding $20,000,000 and the ratio of the aggregate Indebtedness of the Corporation and its Subsidiaries as of the most recent month end to the previous twelve-month EBITDA (as each such term is defined in the Senior Loan Agreement, as in effect on the Effective Date) (such ratio, the “Leverage Ratio”) after giving effect to such acquisition is less than 6:1;

(F)           reclassify or recapitalize any securities of the Corporation or any of its Subsidiaries, unless such reclassification or recapitalization would result in a Change of Control and the Corporation pays to the holders of the Series E Preferred, the Series F Preferred and the Series G Preferred all amounts then due and owing under the Series E Preferred, the Series F Preferred and the Series G Preferred (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such reclassification or recapitalization;

(G)           enter into, or permit any Subsidiary to enter into, any line of business other than the lines of business in which those entities are currently engaged and other activities reasonably related thereto;

(H)           enter into, amend, modify or supplement any agreement, commitment or arrangement with any of the Corporation’s or any of its Subsidiaries’ Affiliates, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Certificate of Designation, the Investor Rights Agreement or the Purchase Agreement;

(I)            create, incur, guarantee, assume or suffer to exist, or permit any Subsidiary to create, incur, guarantee, assume or suffer to exist, any Indebtedness, other than (1) Indebtedness pursuant to the Existing Loan Agreement (and refinancings thereof in an aggregate principal amount not in excess $100,000,000 on substantially similar terms), and (2) Indebtedness in an aggregate amount not to exceed $10,000,000, provided that, in the case of this subclause (2), such Indebtedness is created, incurred, guaranteed, assumed or suffered to exist solely to satisfy the Corporation’s and its Subsidiaries’ working capital requirements and the interest rate per annum applicable to such Indebtedness does not exceed 9% and the Leverage Ratio after giving effect to such creation, incurrence, guaranty, assumption of sufferance does not exceed 3:1;

(J)            (A) engage in any transaction that results in a Change of Control unless the Corporation pays to the holders of the Series E Preferred, the Series F Preferred and the Series G Preferred all amounts then due and owing under the Series E Preferred, the Series F Preferred and the Series G Preferred (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction, or (B) sell, lease or otherwise dispose of more than 2% of the consolidated assets of the Corporation and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions, other than (1) sales of inventory in the ordinary course of business, (2) the arm’s length sale to a third Person that is not an Affiliate of the Corporation or any of its Subsidiaries of the real estate and manufacturing facilities of the Corporation that have been previously identified to Trailer, and (3) in the event that such transaction would result in a Change of Control and the Corporation pays to the holders of the Series E Preferred, the Series F Preferred and the Series G Preferred all amounts then due and owing under the Series E Preferred, the Series F Preferred and the Series G Preferred (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction;

(K)           become subject to any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Corporation or any Subsidiary or (B) restrict the Corporation’s or any of its Subsidiaries’ right or ability to perform the provisions of this Certificate of Designation, the Investor Rights Agreement or any of the other Transaction Documents or to conduct its business as conducted as of the Effective Date;

(L)           make any amendment to or rescind (including, in each case, by merger or consolidation) any provision of the certificate of incorporation, articles of incorporation, by-laws or similar organizational documents of the Corporation or any of its Subsidiaries, or file any resolution of the board of directors, board of managers or similar governing body with the applicable secretary of state of the state of formation of the Corporation or any of its Subsidiaries which would increase the number of authorized shares of Common Stock or Preferred Stock or adversely affect or otherwise impair the rights of the Investors under the Transaction Documents (including the relative preferences and priorities of the Series E Preferred, the Series F Preferred or the Series G Preferred); or

(M)          (1) increase the size of the Board or any Sub Board or (2) create or change any committee of the Board or any Sub Board.

(ii)           If the Corporation violates or is in breach of the Financial Performance Levels, until the Preferred Expiration Date, the Corporation and the Board shall not, and shall take all action possible to ensure that each Subsidiary of the Corporation shall not, without the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion) take any of the following actions or engage in any of the following transactions:

(A)          approve the annual budget of the Corporation and its Subsidiaries for any fiscal year or deviate from any annual budget by more than 10% in the aggregate; or

(B)          approve the employment or termination by the Board of any member of senior management of the Corporation.

(c)           Affirmative Covenants.  From and after the Effective Date until the Preferred Expiration Date, the Corporation and the Board shall, and shall take all action possible to ensure that each Subsidiary of the Corporation shall, unless it has received the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion):

(i)           at all times cause to be done all things necessary or reasonably required to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary or reasonably required to the conduct of its businesses;

(ii)          maintain and keep its material properties in good repair, working order and condition (normal wear and tear excepted), and from time to time make all necessary or reasonably required repairs, renewals and replacements so that its businesses may be properly and advantageously conducted in all material respects at all times; provided that in no event shall this Section 7(d)(ii) be deemed to require the making of capital expenditures in excess of the amount approved by the Board;

(iii)         pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case, before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(iv)         comply with all other material obligations which it incurs pursuant to any Material Contract (as such term is defined in the Purchase Agreement), as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(v)          comply with all applicable laws, rules and regulations of all governmental authorities in all material respects;

(vi)         apply for and continue in force with reputable insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size as the Corporation and its Subsidiaries and engaged in similar lines of business as the Corporation and its Subsidiaries;

(vii)        maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

(viii)       reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrant, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrant.

(d)          Information Rights.

(i)           For so long as (x) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (y) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Corporation, at any time that the Corporation is not required to file periodic reports with the SEC, the Corporation shall deliver to each Preferred Investor and/or Common Investor, as applicable:

(A)          as soon as practicable, but in any event within ninety days after the end of each fiscal year of the Corporation, for each of the Corporation and each of its Subsidiaries, an income statement for such fiscal year, a balance sheet, and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by a nationally recognized accounting firm selected by the Corporation and reasonably acceptable to the Majority Common Investors;

(B)           as soon as practicable, but in any event within thirty days after the end of each of the first three quarters of each fiscal year of the Corporation, for the Corporation and each of its Subsidiaries, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter;

(C)           as promptly as practicable but in any event within thirty days of the end of each month, an unaudited income statement and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail;

(D)           with respect to the financial statements called for in subsections (B) and (C) of this Section 7(d)(i), an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Corporation and certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of the Corporation and its Subsidiaries and its results of operation for the period specified, subject to year-end audit adjustment;

(E)           notices of events that have had or could reasonably be expected to have a material and adverse effect on the Corporation and its Subsidiaries, taken as a whole, as soon as practicable following the occurrence of any such event; and

(F)           such other information relating to the financial condition, business, prospects or corporate affairs of the Corporation and its Subsidiaries as any Preferred Investor or Common Investor may from time to time reasonably request.

(ii)           Notwithstanding the foregoing, at all times, the Corporation shall use commercially reasonable efforts to deliver the financial statements listed Section 7(d)(i)(A), Section 7(d)(i)(B) and Section 7(d)(i)(C) promptly after such statements are internally available.

(iii)           For so long as (A) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (B) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Corporation, (a) the Corporation shall permit each Preferred Investor and/or Common Investor, as applicable, together with such Investor’s consultants and advisors, to visit and inspect the Corporation’s and its Subsidiaries’ properties, to examine their respective books of account and records and to discuss the Corporation’s and its Subsidiaries’ affairs, finances and accounts with their respective officers and employees, all at such reasonable times as may be requested by such Investor, and (b) the Corporation shall, with reasonable promptness, provide to each Preferred Investor and/or Common Investor, as applicable, such other information and financial data concerning the Corporation and its Subsidiaries as such Investor may reasonably request.

(iv)           For so long as (A) the Trailer Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (B) the Trailer Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Corporation, the Corporation shall pay the reasonable fees and expenses of any consultant or professional advisor that the Majority Trailer Investors may engage in connection with the Trailer Investors’ interests in the Corporation.

(v)           For so long as (A) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (B) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Corporation, the Corporation shall provide to each Preferred Investor and/or Common Investor, as applicable, not later than thirty days before the beginning of each fiscal year of the Corporation, but in any event, ten days prior to presenting such budget to the Board, an annual budget prepared on a monthly basis for the Corporation and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets or forecasts prepared by the Corporation and any revisions of such annual or other budgets or forecasts.

(e)           Right Of First Refusal.

(i)           From and after the Closing Date until the Preferred Expiration Date, the Trailer Investors shall have the right, at their election in accordance with this Section 7(e), to participate in any Subsequent Financing.  The Trailer Investors may elect to provide all or any portion of the Subsequent Financing.

(ii)           At least forty-five days prior to the anticipated consummation of any Subsequent Financing, the Corporation shall deliver a written notice (each, a “Subsequent Financing Notice”) to each Trailer Investor.  The Subsequent Financing Notice shall disclose in reasonable detail the proposed terms and conditions of the Subsequent Financing, the amount of proceeds intended to be raised thereunder and the identity, and ownership of capital stock of the Corporation (if applicable), of any other prospective participants in such Subsequent Financing, and shall include a term sheet or similar document relating thereto as an attachment.  The Subsequent Financing Notice shall constitute a binding offer to enter into the Subsequent Financing with each Trailer Investor on the terms and conditions set forth in such Subsequent Financing Notice.

(iii)          Each Trailer Investor may elect to participate in such Subsequent Financing and shall have the right, subject to Section 7(e)(v) below, to fund all or any portion of the Subsequent Financing on the terms and subject to the conditions specified in the Subsequent Financing Notice by delivering written notice of such election to the Corporation within forty days after the delivery of the Subsequent Financing Notice to the Trailer Investors (the “Election Period”).  If the Trailer Investors elect to participate in the Subsequent Financing, then the closing of the Subsequent Financing shall occur on the date specified in the Subsequent Financing Notice or on such other date as otherwise may be agreed by the Corporation and the Trailer Investors participating in such Subsequent Financing.  If the Trailer Investors fail to deliver such election notices prior to the end of the Election Period, then the Trailer Investors shall be deemed to have notified the Corporation that they do not elect to participate in such Subsequent Financing.

(iv)         If any Trailer Investor declines to participate in the Subsequent Financing with respect to its full Pro Rata Portion, then each Trailer Investor electing to purchase its full Pro Rata Portion shall have the right to purchase up to (A) its Pro Rata Portion of the Subsequent Financing, plus (B) a pro rata amount (based upon the relative amount of the participating Trailer Investors’ respective Pro Rata Portions) of the aggregate unallocated Pro Rata Portions of the other Trailer Investors.  For purposes of clarity, (1) in the event that there is any amount of a Subsequent Financing that is not requested to be purchased by a Trailer Investor, then any other Trailer Investor shall have the right to purchase such remaining amount of the Subsequent Financing and (2) in no event shall the Trailer Investors have the right to purchase more than 100% of the amount the Subsequent Financing described in any Subsequent Financing Notice, in the aggregate.  For purposes hereof, “Pro Rata Portion” means a fraction, the numerator of which is the Total Value of Securities held by a Trailer Investor participating under this Section 7(e)(iv), and the denominator of which is the sum of the aggregate Total Value of Securities held by all Trailer Investors participating under this Section 7(e)(iv).

(v)          If any portion of a Subsequent Financing is not funded by the Trailer Investors or the Person identified in the Subsequent Financing Notice within sixty days after the delivery of the relevant Subsequent Financing Notice to the Trailer Investors on the same terms described in such Subsequent Financing Notice, then prior to consummating any subsequent Subsequent Financing, the Corporation must deliver a new Subsequent Financing Notice to the Trailer Investors and otherwise follow the procedures set forth in this Section 7(e) (and, for the avoidance of doubt, the Trailer Investors will again have the right of participation set forth above in this Section 7(e)).

(vi)         Notwithstanding any other provision in this Certificate of Designation to the contrary, the Trailer Investors’ rights to participate in any Subsequent Financing shall be subject to such participation not causing a violation of the NYSE Limitation; provided, however, that the Corporation shall use all commercially reasonable efforts to discuss and explore ways to enable the Trailer Investors to participate in any Subsequent Financing in compliance with the NYSE Limitation.

(vii)        Upon reasonable prior notice, the Corporation shall make available, during normal business hours, for inspection and review by the Trailer Investors and the representatives of and advisors to the Trailer Investors, all financial and other records, all SEC Filings and other filings with the SEC, and all other corporate documents and properties of the Corporation as may be reasonably necessary for the purpose of such review, and cause the Corporation’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Trailer Investors or any such representative or advisor, in each case, for the sole purpose of enabling the Trailer Investors and such representatives and advisors and their respective accountants and attorneys to conduct due diligence with respect to the Corporation in connection with such Subsequent Financing.

(viii)       The Corporation shall not disclose material non-public information to the Trailer Investors, or to advisors to or representatives of the Trailer Investors, unless prior to disclosure of such information the Corporation identifies such information as being material non-public information and provides the Trailer Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material non-public information for review and any Trailer Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Corporation with respect thereto; provided, however, that the foregoing shall not restrict the Corporation from disclosing material non-public information to any director or Board Observer, or to their advisors or representatives.

Section 8.              Events of Noncompliance.

(a)           Definition.  An “Event of Noncompliance” shall have occurred if:

(i)           the Corporation fails to make any regular quarterly payment of dividends in cash with respect to the Series G Preferred, beginning with the September 30, 2011 Dividend Payment Date;

(ii)          the Corporation fails to make any redemption payment with respect to the Series G Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(iii)         the Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth in Section 7 hereof or Article II of the Investor Rights Agreement and, if such breach, failure or Event of Noncompliance, as applicable, is capable of being cured, such breach or failure continues for a period of thirty days or longer;

(iv)        any representation or warranty contained in Section 3.2, 3.3 or 3.4 of the Purchase Agreement was not true and correct in all respects, at and as of the Issuance Date;

(v)          the Corporation violates or is in breach of the Financial Performance Levels (as defined in the Investor Rights Agreement) and such violation continues for a period of one hundred eighty days or longer; or

(vi)         the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any of its Subsidiaries bankrupt or insolvent; or any order for relief with respect to the Corporation or any of its Subsidiaries is entered under the Federal Bankruptcy Code; or the Corporation or any of its Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any of its Subsidiaries or of any substantial part of the assets of the Corporation or any of its Subsidiaries, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary of the Corporation) relating to the Corporation or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any of its Subsidiaries and either (A) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within sixty days.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

(b)           Consequences of Events of Noncompliance.

(i)           If any Event of Noncompliance has occurred and is continuing, then the dividend rate on the Series G Preferred from and after the occurrence of such Event of Noncompliance shall increase immediately by an additional 2.0% per annum, subject to applicable usury laws; provided, that if the Event of Noncompliance is related to the non payment of the cash dividends beginning with the September 30, 2011 Dividend Payment Date (whether or not the Corporation is legally able to pay the dividends), the dividend rate shall automatically increase to (A) the higher of (X) the then prevailing dividend rate and (Y) the then prevailing LIBOR rate plus 14.7% plus 2.0% per annum.  Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(ii)          If any Specified Event of Noncompliance has occurred and is continuing, then the holder or holders of a majority of the Series G Preferred then outstanding may demand (by written notice delivered to the Corporation), subject to any limitations contained in the Senior Credit Agreement, immediate redemption of all or any portion of the Series G Preferred owned by such holder or holders at a price per Series G Preferred Share equal to the sum of the Liquidation Value thereof and all accumulated, accrued and unpaid dividends thereon (whether accrued with respect to the Liquidation Value or any previously accrued dividends).  The Corporation shall give prompt written notice of such election to the other holders of Series G Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series G Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice.  The Corporation shall redeem all Series G Preferred as to which rights under this paragraph have been exercised within twenty days after receipt of the initial demand for redemption.

(iii)         If any Event of Noncompliance exists, each holder of Series G Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 9.              Conversion.  Holders of Series G Preferred shall have no right to exchange or convert such shares into any other securities.

Section 10.           Voting Rights.  Except as otherwise provided herein, in the Investor Rights Agreement and as otherwise required by applicable law, the Series G Preferred Shares shall have no voting rights; provided that each holder of Series G Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

Section 11.            Amendment and Waiver.  No amendment, modification or waiver shall be binding or effective with respect to any provision of the Certificate of Incorporation or the Bylaws that would alter or change the preferences or special rights of the Series G Preferred Shares without the prior written consent of the holders of a majority of the Series G Preferred Shares outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series G Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series G Preferred or the times at which redemption of Series G Preferred is to occur, or (b) the percentage required to approve any change described in this Section 11 without the prior written consent of the holders of at least 75% of the Series G Preferred then outstanding; and provided further that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series G Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series G Preferred then outstanding.

Section 12.            Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Series G Preferred Shares.  Except in connection with Optional Redemption, Mandatory Redemption or as otherwise set forth herein, upon the surrender of any certificate representing Series G Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series G Preferred Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Series G Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series G Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series G Preferred Shares represented by the surrendered certificate.

Section 13.            Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series G Preferred may deem and treat the record holder of any share of Series G Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14.            Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series G Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series G Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 15.           Redeemed or Otherwise Acquired Shares.  Any shares of Series G Preferred that are redeemed or otherwise acquired by the Corporation by reason of repurchase, conversion or otherwise shall be automatically and immediately canceled and shall revert to authorized but unissued shares of Preferred Stock, provided, that any such cancelled shares of Series G Preferred shall not be reissued, sold or transferred as shares of Series G Preferred. The Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized shares of Series G Preferred accordingly.

Section 16.           Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices, and (b) to any holder of Series G Preferred, at such holder’s address as it from time to time appears in the stock records of the Corporation (unless otherwise indicated by any such holder).  Notwithstanding anything herein to the contrary, if Series G Preferred is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series G Preferred in any manner permitted by such facility.

Section 17.            Specific Performance.  The Corporation hereby acknowledges and agrees that the failure of the Corporation to perform its obligations hereunder, including its failure to pay dividends when due and payable, will cause irreparable injury to the holder of the Series G Preferred, for which damages, even if available, will not be an adequate remedy.  Accordingly, the Corporation hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the Corporation’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 18.            No Preemptive Rights.  Except as set forth in the Investor Rights Agreement, no share of Series G Preferred shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 19.            Limitations under Senior Loan Agreement.  Except for payments for which there is an express provision herein for restrictions related to the Senior Loan Agreement, in the event a payment is required to be made by the Corporation hereunder and such payment (or a portion thereof) would not be permitted to be paid pursuant to the terms of the Senior Loan Agreement, the Corporation shall not be in default with respect to non-payment of such payment or the portion thereof, in each case that is not so permitted (the “Deferred Portion”).  The Deferred Portion shall accrue and accumulate at an annual interest rate equal to the JPMorgan Chase Prime rate (or that of another nationally recognized financial institution if the JPMorgan Chase Prime rate is not available) (unless another rate and method of calculation is provided for herein) until paid and shall become immediately due and payable at the earliest to occur of (a) when permitted by the Senior Loan Agreement and (b) when all loans under the Senior Loan Agreement have been paid off.

Section 20.           Other Terms.  Shares of Series G Preferred shall be subject to the other terms, provisions and restrictions set forth in the Certificate of Incorporation with respect to the shares of Preferred Stock of the Corporation.

Section 21.            Indemnity; Expenses.

(a)           The Corporation shall indemnify, exonerate and hold each of the holders of Series G Preferred (each, an “Indemnified Person”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ and accountants’ fees and expenses) incurred by the Indemnified Persons or any of them before or after the Date of Issuance (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) the operations of the Corporation or any of its Subsidiaries or (ii) its capacity as a stockholder or owner of securities of the Corporation (including litigation related thereto); in each case excluding any loss in value of any investment in the Corporation by any Indemnified Person; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Corporation will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The rights of any Indemnified Person to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnified Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  None of the Indemnified Persons shall in any event be liable to the Corporation, any of its Subsidiaries, or any of their respective affiliates for any act or omission suffered or taken by such Indemnified Person.

(b)           All reasonable costs and expenses incurred by any holder of Series G Preferred (i) in exercising or enforcing any rights afforded to such holder under this Certificate of Designation or the other Transaction Documents, (ii) in amending, modifying, or revising this Certificate of Designation or any other Certificate of Designation, the Investor Rights Agreement or the Warrant, or (iii) in connection with any transaction, claim, or event which such holder reasonably believes affects the Corporation and as to which such holder seeks the advice of counsel, shall be paid or reimbursed by the Corporation.

B.           Definitions.

The following terms shall have the meanings specified:

“Affiliate” means (i) with respect to the Corporation, (A) any other Person (other than the Subsidiaries of the Corporation) which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, (B) any Person that owns more than 5% of the outstanding stock of the Corporation, and (C) any officer, director or employee of the Corporation, its Subsidiaries or any Person described in subclause (A) or (B) above with a base salary in excess of $100,000 per year or with any individual related by blood, marriage or adoption to such officer, director or employee, and (ii) with respect to any Person other than the Corporation, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person.

“Audit Committee” has the meaning set forth in Article Third, Section 7(a)(ix) hereof.

“Board” has the meaning set forth in Article Second hereof.

“Board Observer” has the meaning set forth in Article Third, Section 7(a)(viii) hereof.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in Article Second hereof.

“Certificate of Designation” means this Certificate of Designation, the Series E Certificate of Designation or the Series F Certificate of Designation, as applicable, and “Certificates of Designation” means each of the foregoing, collectively.

“Change of Control” means (i) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (ii) any sale, transfer or issuance or series of related sales, transfers and/or issuance of shares of the Corporation’s capital stock by the Corporation or any holder thereof which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) other than Trailer or any of its Affiliates becoming the beneficial owners of greater than 50.0% of the Corporation’s issued and outstanding Common Stock, (iii) any merger or consolidation to which the Corporation is a party unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act) other than other than Trailer or any of its Affiliates is beneficial owner of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50.0% of the Corporation’s or such surviving Person’s issued and outstanding Common Stock, (iv) any sale, transfer, issuance or series of related sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holder thereof which results in Trailer or any of its Affiliates acquiring all of the Corporation’s issued and outstanding Common Stock (other than any portion agreed by any holder of Common Stock to be rolled over or invested in an Affiliate of Trailer in connection with such acquisition) or a “going private” transaction of the Corporation that is led by Trailer or any of its Affiliates, or (v) a merger or consolidation with or into another Person, pursuant to which the holders of equity or equity linked instruments of the Corporation at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the Person surviving or resulting from the merger or consolidation, or of a Person owning a majority of the total equity of such surviving or resulting Person.

“Change of Control Price” has the meaning set forth in Article Third, Section 6(b)(i) hereof.

“Common Expiration Date” means the date on which the Trailer Investors cease to hold, or cease to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Corporation.

“Common Investors” means, collectively, (a) the Trailer Investors, to the extent that the Trailer Investors then hold the Warrant and/or any Registrable Securities, and (b) the Investors who beneficially own a number of Registrable Securities (including, for this purpose, Registrable Securities issuable upon exercise of a Warrant then held by each such Investor) equal to or greater than one-third of the Registrable Securities that were issuable pursuant to the Warrant on the Effective Date.

“Common Stock” means, collectively, the shares of the Corporation’s Common Stock, par value $0.01 per share.

“Control” (including the terms “Controlling,” “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning set forth in Article First hereof.

“Dividend Payment Date” has the meaning set forth in Article Third, Section 3(d) hereof.

“Dividend Period” means the period from, and including, the initial Issuance Date to, but not including, the first Dividend Payment Date following the Issuance Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

“Dividend Rate” has the meaning set forth in Article Third, Section 3(c) hereof.

“Effective Date” means August 3, 2009.

“Election Period” has the meaning set forth in Article Third, Section 7(f)(iii) hereof.

“Event of Noncompliance” has the meaning set forth in Article Third, Section 8(a) hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Loan Agreement” has the meaning set forth in the definition of Senior Loan Agreement.

“Fair Market Value” means, for the purposes of valuing the Common Stock, the average of the closing prices of the Common Stock on the New York Stock Exchange reporting system or on the principal stock exchange where Common Stock is traded (as reported in The Wall Street Journal) for a period of five days consisting of, for the purposes of Article Third, Section 7(e), the date on which the Subsequent Financing Notice is delivered and the four consecutive trading days prior to such date; provided that if the Common Stock is not traded on any exchange or over-the-counter market, then the Fair Market Value shall be jointly determined in good faith by the Board and the Majority Common Investors.

“Financial Performance Levels” means any financial covenant (as such term is commonly understood with respect to credit agreements) as may be in force from time to time under the Senior Loan Agreement after the relevant test contained in such financial covenant has been modified by 5% in favor of the Corporation and its Subsidiaries.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governance Committee” has the meaning set forth in Article Third, Section 7(a)(i) hereof.

“Indebtedness” means, without duplication, all obligations (including all obligations for principal, interest, premiums, penalties, fees, and breakage costs) of the Corporation and its Subsidiaries (i) in respect of indebtedness for money borrowed (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances) and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Corporation or any of its Subsidiaries is responsible or liable; (ii) issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) under leases required to be capitalized in accordance with GAAP; (iv) secured by a Lien against any of its property or assets; (v) for bankers’ acceptances or similar credit transactions issued for the account of the Corporation or any of its Subsidiaries; (vi) under any currency or interest rate swap, hedge or similar protection device; (vii) under any letters of credit, performance bonds or surety obligations; (viii) under any capital debts, deferred maintenance capital expenditures, distributions payable or income taxes payable; and (ix) in respect of all obligations of other Persons of the type referred to in clauses (i) through (viii) the payment of which the Corporation or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnified Liabilities” has the meaning set forth in Article Third, Section 20(a) hereof.

“Indemnified Person” has the meaning set forth in Article Third, Section 20(a) hereof.

“Investor Director Seats” has the meaning set forth in Article Third, Section 7(a)(i) hereof.

“Investor Directors” has the meaning set forth in Article Third, Section 7(a)(i) hereof.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Effective Date, by and between the Corporation and Trailer Investments, LLC, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

“Investor” or “Investors” means, as applicable, Trailer and/or any of its Permitted Transferees.

“Issuance Date” has the meaning set forth in Article Third, Section 3(c) hereof.

“Lien” means any mortgage, pledge, lien, deed of trust, conditional sale or other title retention agreement, charge or other security interest or encumbrance securing obligations for the payment of money.

“Junior Stock”  means, collectively, the Common Stock and any capital stock or other equity security of the Corporation that (i) does not expressly provide that it ranks senior in preference or priority to or on parity with the Series G Preferred Shares, or (ii) was not approved by the holders of a majority of the Series G Preferred Shares then outstanding, except for the Series E Preferred, the Series F Preferred and the Series G Preferred.

“Leverage Ratio” has the meaning set forth in Article Third, Section 7(b)(i)(E) hereof.

“Liquidation Value” means, as of any particular date and with respect to any Series G Preferred Share, an amount equal to $1,000.

“Majority Common Investors” means the Common Investors from time to time holding at least a majority, in the aggregate, of the Registrable Securities then outstanding and the rights to acquire Registrable Securities.

“Majority Trailer Investors” means the Trailer Investors from time to time holding (i) at least a majority of the Series E Preferred, the Series F Preferred and the Series G Preferred then held by all Trailer Investors or (ii) at least a majority, in the aggregate, of the Registrable Securities then held by all Trailer Investors and the rights to acquire Registrable Securities then held by all Trailer Investors.

“Mandatory Redemption” has the meaning set forth in Article Third, Section 6(b)(i) hereof.

“NYSE Limitation” means the maximum number of securities of the Corporation that could be issued by the Corporation to the Trailer Investors without triggering a requirement to obtain the approval of the Corporation’s shareholders of such issuance pursuant to Section 312.03 of the New York Stock Exchange Listed Corporation Manual, as in effect on the date of issuance of such shares of Common Stock.

“Optional Redemption” has the meaning set forth in Article Third, Section 6(a)(i) hereof.

“Optional Redemption Price” has the meaning set forth in Article Third, Section 6(a)(ii) hereof.

“Optional Redemption Price” has the meaning set forth in Article Third, Section 6(a)(i) hereof.

“Parity Stock” means the Series E Preferred, the Series F Preferred and the Series G Preferred.

“Permitted Transferee” means (i) with respect to the Series E Preferred, the Series F Preferred and the Series G Preferred, any Person who acquires all or any portion of the Series E Preferred, the Series F Preferred or the Series G Preferred from Trailer (or any other Permitted Transferee) after the Effective Date, and (ii) with respect to the Warrant or the Warrant Shares, any Person who acquires all or any portion of the Warrant or the Registrable Securities from Trailer (or any other Permitted Transferee) following the Effective Date.  Any such transferee shall become bound by the terms of the Investor Rights Agreement as an additional Preferred Investor, Investor and/or Common Investor (as each such term is defined in the Investor Rights Agreement), as applicable, by executing and delivering to the Corporation a joinder agreement in form and substance reasonably acceptable to the Corporation and such transferee.  The Corporation shall be furnished with at least three Business Days’ prior written notice of the name and address of such transferee and the securities being Transferred, the representation by the transferee that such Transfer is being made in accordance with the applicable requirements of the Investor Rights Agreement and with all laws applicable thereto.  Following the execution and delivery of such joinder agreement by the Corporation and such transferee, such transferee shall constitute one of the Preferred Investors, Investors and/or Common Investors, as applicable, referred to in the Investor Rights Agreement and shall have all of the rights and obligations of a Preferred Investor, Investor and/or Common Investor, as applicable, thereunder.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and governmental entity or department, agency or political subdivision thereof.

“Preferred Expiration Date” means the date on which the Trailer Investors cease to hold at least a majority of the Series E Preferred, the Series F Preferred and the Series G Preferred then outstanding.

“Preferred Investors” means, collectively, the Investors from time to time holding the shares of the Series G Preferred, the Series F Preferred and the Series G Preferred then outstanding.

“Preferred Stock” means, collectively, the Corporation’s preferred stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Pro Rata Portion” has the meaning set forth in Article Third, Section 7(f)(iv) hereof.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 17, 2009, by and between the Corporation and Trailer Investments, LLC, as such agreement may from time to time be amended, supplemented or modified in accordance with its terms.

“Registrable Securities” means, collectively, (i) the Warrant Shares and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement (as defined in the Investor Rights Agreement) or Rule 144 under the Securities Act, or (B) such security becoming eligible for sale by the Investor pursuant to Rule 144(b)(i)(1).

“Restricted Payment” means: (i) any dividend, other distribution, repurchase or redemption, direct or indirect, on account of any shares of any class of stock of the Corporation or any of its Subsidiaries now or hereafter outstanding; (ii) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Corporation or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Corporation or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment by the Corporation or any of its Subsidiaries or of any management, consulting or any fees to any Affiliate of the Corporation, whether pursuant to a management agreement or otherwise, excluding customary compensation of employees of the Corporation and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means, collectively, all reports, schedules, forms, statements and other documents required to be filed by the Corporation under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the prior two-year period.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Loan Agreement” means the Corporation’s Second Amended and Restated Loan and Security Agreement, dated as of March 6, 2007, as amended by the Credit Agreement Amendment, dated as of July 17 2009 (as amended, modified or otherwise restated from time to time) (the “Existing Loan Agreement”), and any agreement relating to a refinancing, replacement or substitution of the loans under the Existing Loan Agreement or any subsequent Senior Loan Agreement.

“Series E Certificate of Designation” means the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series E Preferred.

“Series E Preferred” means the Corporation’s Series E Redeemable Preferred Stock, par value $0.01 per share.

“Series F Certificate of Designation” means the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series F Preferred.

“Series F Preferred” means the Corporation’s Series F Redeemable Preferred Stock, par value $0.01 per share.

“Series G Preferred” has the meaning set forth in Article Third, Section 1 hereof.

“Series G Preferred Share” has the meaning set forth in Article Third, Section 3(a) hereof.

“Specified Event of Noncompliance” means any Event of Noncompliance described in Section 8(a)(i), Section 8(a)(ii), Section 8(a)(iii) (provided that, in the case of any Event of Default arising out of Section 7(b)(i), Section 7(c) or Section 7(d) hereof, such Event of Default arose out of any intentional or willful action or omission taken or suffered by the Corporation or any of its Subsidiaries), Section 8(a)(iv), Section 8(a)(v) or Section 8(a)(vi).

“Sub Board” has the meaning set forth in Article Third, Section 7(a)(ix) hereof.

“Subsequent Financing” means any private issuance of debt or equity securities or other private financing transaction that, in each case, is consummated by the Corporation (or any of its Subsidiaries, as applicable) following the Effective Date; provided that any issuance of debt securities pursuant to the Senior Loan Agreement shall not constitute a Subsequent Financing under this Certificate of Designation.

“Subsequent Financing Notice” has the meaning set forth in Article Third, Section 7(f)(ii) hereof.

“Subsidiary,” when used with respect to any Person, means any other Person of which (i) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Total Value” means, at any particular time and with respect to any Investor, an amount equal to (i) the aggregate Fair Market Value of any Warrant Shares held by such Investor at such time, plus (ii) the aggregate Fair Market Value of any Warrant Shares issuable to such Investor upon exercise of the Warrant by such Investor at such time, plus (iii) the aggregate liquidation value (plus accumulated, accrued and unpaid dividends) of the Series E Preferred, Series F Preferred and Series G Preferred held by such Investor at such time.

“Trailer” means Trailer Investments, LLC, a Delaware limited liability company.

“Trailer Investors” means (i) Trailer and (ii) any other Person that is a Permitted Transferee of Trailer that is an Affiliate of Trailer (including for this purpose only any investor (and its Affiliates) in any investment fund managed by Lincolnshire Management, Inc.).

“Transaction Documents” means the Investor Rights Agreement, the Certificates of Designation, the Warrant, the Purchase Agreement and all other documents delivered or required to be delivered by any party hereto pursuant to the Purchase Agreement.

“Transfer” means any transfer, sale, assignment, pledge, conveyance, loan, hypothecation or other encumbrance or disposition of the Warrant, the Warrant Shares, the Series E Preferred, the Series F Preferred and/or the Series G Preferred.

“Warrant” means, collectively, (i) the Warrant to purchase shares of Common Stock issued to Trailer pursuant to the Purchase Agreement on the Effective Date, and (ii) any warrants issued in replacement or exchange, or in connection with a Transfer, thereof.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrant.

FOURTH:  The Series G Preferred Stock shall be created upon filing this Certificate of Designation.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Designation to the Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand as of July 31, 2009.

WABASH NATIONAL CORPORATION,
a Delaware corporation

By:	/s/ Richard J. Giromini
Name:	Richard J. Giromini
Title:	President and Chief Executive Officer